Exhibit 5.3

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004
TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20005 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

September 21, 2012

Tsakos Energy Navigation Limited

367 Syngrou Avenue

175 64 P. Faliro

Athens, Greece

Re: Registration Statement on Form F-3

Ladies and Gentlemen:

We have acted as special counsel on matters of Liberian law to Tsakos Energy Navigation Limited, a Bermuda company (the “Company”), in connection with the Company’s registration of debt securities under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form F-3 (including the exhibits thereto and, together with any registration statement filed pursuant to Rule 462(b) under the Securities Act relating thereto, the “Registration Statement”).

In connection herewith, we have examined forms certified to our satisfaction of the following documents:

a)	that certain Senior Securities Indenture (the “Senior Indenture”) to be entered into by and among, inter alia, the Company, Wells Fargo Bank, National Association (formerly Wells Fargo Bank Minnesota, National Association), as Trustee and each of Avra Trading Co. Ltd., Figaro Shipping Company Limited, Oak Shipping Co. Ltd, Romeo Shipping Company Limited, Bayswater Trading Co. Ltd., Kerry Trading Company Limited, Sayers Shipping Corp., Maynard Shipping Corp., Dorsett Shipping Corp., Pearsall Shipping Corp., Payton Shipping Corp., Canyon Trading Corporation and Angleton Shipping Corp., each a Liberian Corporation (collectively, the “Liberian Guarantors”);

b)	those certain Guarantees (the “Senior Indenture Subsidiary Guarantees”) to be given by, inter alia, each of the Liberian Guarantors in connection with the Senior Indenture;

c)	that certain Subordinated Securities Indenture (the “Subordinated Indenture” and, together with the Senior Indenture, the “Indentures”) to be entered into by and among, inter alia, the Company, Wells Fargo Bank, National Association (formerly Wells Fargo Bank Minnesota, National Association), as Trustee, and each of the Liberian Guarantors;

d)	those certain Guarantees (the “Subordinated Indenture Subsidiary Guarantees” and, together with the Senior Indenture Subsidiary Guarantees, the “Subsidiary Guarantees”) to be given by, inter alia, each of the Liberian Guarantors in connection with the Subordinated Indenture;

(documents (a) through (d) above being hereinafter referred to as the “Transaction Documents”)

e)	the Articles of Incorporation and By-laws of each of the Liberian Guarantors (as certified by the Secretary of each thereof in a certificate dated September 21, 2012);

f)	resolutions of the Board of Directors and Shareholders of each of the Liberian Guarantors approving the execution of the Transaction Documents (as certified by the Secretary of each thereof in a certificate dated September 21, 2012); and

g)	all such other agreements, instruments, documents and certificates of public officials and of officers and directors of the Liberian Guarantors as we have deemed necessary or advisable as a basis for the opinion herein rendered.

Tsakos Energy Navigation Limited

September 21, 2012

In such examination we have, with your approval, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies thereof. We have also assumed the power, authority and legal right of all parties to the Transaction Documents (other than the Liberian Guarantors) to enter into and to perform their respective obligations thereunder, and the due authorization, execution and delivery of the Transaction Documents by all parties thereto (other than the Liberian Guarantors). We have further assumed due compliance of the Transaction Documents with all matters of, and the validity and enforceability thereof under, all such laws as govern or relate to them other than the laws of the Republic of Liberia in respect of which we are opining. We have also assumed for the purposes of our opinion that each of the parties to the Transaction Documents (other than the Liberian Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Liberian Guarantors. Moreover, we have assumed that none of the Transaction Documents has been or will have been amended, modified or supplemented in any material way from the forms presented to us prior to its execution, whether by written agreement, course of conduct or otherwise. We have further assumed that any consents, licenses, permits, approvals, exemptions or authorizations required of or by, and any required registrations or filings with, any governmental authority or regulatory body of any jurisdiction other than the Republic of Liberia in connection with the transactions contemplated by the Transaction Documents have been or will have been duly obtained or made.

Based upon and subject to the foregoing and having regard to legal considerations we deem relevant, we are of the opinion that, insofar as the laws of the Republic of Liberia are concerned:

The Subsidiary Guarantees have been duly authorized by the Liberian Guarantors, and, when issued, assuming due authentication thereof by the Trustee and upon acceptance of the debt securities by the holders thereof, will constitute valid and legally binding obligations of the Liberian Guarantors, entitled to the benefits of the Indentures and enforceable against the Liberian Guarantors in accordance with their terms.

We qualify our opinion to the extent that (a) the enforceability of the rights and remedies provided for in the Transaction Documents (i) may be limited by insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and (ii) is subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles; and (b) different results might be obtained under laws other than those of the Republic of Liberia by which the Transaction Documents or any of them are expressed to be governed.

This opinion expressed above is limited to matters of law of the Republic of Liberia. We express no opinion with respect to the law of any other jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Seward & Kissel LLP